NEWS FROM:		Exhibit 99.1

GRIFFIN INDUSTRIAL REALTY, INC.	CONTACT:
Anthony Galici
Chief Financial Officer
(860) 286-1307

GRIFFIN ANNOUNCES CLOSING ON MORTGAGE LOAN AND SHORT-TERM EXTENSION OF CREDIT LINE

NEW YORK, NEW YORK (April 27, 2016) Griffin Industrial Realty, Inc. (NASDAQ: GRIF) (“Griffin”) announced that it closed on a $14.35 million nonrecourse mortgage loan (the “Mortgage Loan”) with People’s United Bank (“People’s United”). The Mortgage Loan is collateralized by five industrial/warehouse buildings aggregating approximately 338,000 square feet in New England Tradeport (“NE Tradeport”), Griffin’s industrial park in Windsor and East Granby, Connecticut. Four of the five NE Tradeport buildings, aggregating approximately 240,000 square feet, collateralized an existing nonrecourse mortgage loan with People’s United with a balance of approximately $7.4 million that was refinanced into the Mortgage Loan. The refinanced mortgage loan was scheduled to mature on August 1, 2019 and, with a related interest rate swap agreement, had an effective interest rate of 6.58%. At the closing of the Mortgage Loan, Griffin received cash proceeds (before financing costs) of approximately $6.9 million. The Mortgage Loan has a floating interest rate of the one month LIBOR rate plus 2.0%, but Griffin entered into an interest rate swap agreement with People’s United at closing that, combined with the existing interest rate swap agreement with People’s United, fixes the interest rate on the Mortgage Loan at 4.17%. The Mortgage Loan has a ten year term, with principal payments based on a twenty-five year amortization schedule. Griffin intends to use the mortgage proceeds for general business purposes, including continued investment in its real estate assets.

Griffin also announced that Griffin and Webster Bank have entered into an amendment of Griffin’s $12.5 million revolving line of credit (the “Webster Credit Line”) that extends the maturity of the Webster Credit Line from May 1, 2016 to August 1, 2016. Griffin expects to enter into a long-term extension of the Webster Credit Line prior to August 1, 2016. There have not been any borrowings by Griffin under the Webster Credit Line.

Forward-Looking Statements:

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements include the intended use of the mortgage proceeds and the expectation of entering into a long-term extension of the Webster Credit Line with Webster Bank. Although Griffin believes that its plans, intentions and expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such plans, intentions or expectations will be achieved. The projected information disclosed herein is based on assumptions and estimates that, while considered reasonable by Griffin as of the date hereof, are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, many of which are beyond the control of Griffin and which could cause actual results and events to differ materially from those expressed or implied in the forward-looking statements. Important factors that could affect the outcome of the events set forth in these statements are described in Griffin’s Securities and Exchange Commission filings, including the “Business,” “Risk Factors” and “Forward-Looking Information” sections in Griffin’s Annual Report on Form 10-K for the fiscal year ended November 30, 2015. Griffin disclaims any obligation to update any forward-looking statements as a result of developments occurring after the date of this press release except as required by law.